UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2012

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)  (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

Pursuant to the Purchase Agreement signed on June 21, 2012, India Globalization Capital, Inc. (“IGC”) through its Chinese subsidiary Linxi H&F Economic and Trade Compan Limeted (“PRC Ironman” the “Company”) acquired land in Linxi, Inner Mongolia, China. The agreement signed between PRC Ironman and Mr. Yuxing Lu gives PRC Ironman the right to either register the land in its name or leave it registered in the name of the current owner and have unlimited rights to the land forever.  This type of an agreement is typical and enforceable in China.  The actual sale deed is all the evidence that is filed with the government in the event the Company decides to register the land in the name of the Company.

The purchase price for the land is $4.4 million. The Company has the option of paying the purchase price in IGC stock at $1.00 per share, or in USD or equivalent RMB.  This essentially means that either the Company pays 4.4 million shares of IGC stock or $4.4 million.  The Company has two years to make the payment.  The transfer of the land, however, is immediate and upon the satisfaction of two contingencies.  The land is located in Linxi, Inner Mongolia, China.  The two contingencies are: 1) The payment of the purchase price is contingent on the Company performing due diligence on the ownersihp of the land to the satisfaction of IGC, and 2) the approval of the Purchase Agreement by the board of IGC.

There are no representations and warranties.

Disputes, not resolved amicably, will be pursued in the court of Chifeng, China using Chinese law.

Item 9.01.   Financial Statements and Exhibits

(d)   Exhibits.

The following Exhibits are attached to this report:

Exhibit No.	Description

2.1	Purchase Agreement dated as of June 21, 2012, by and between Linxi H&F Economic and Trade Co. Ltd. (“PRC Ironman”) and Mr. Yinxing Lu

99.1	Press Release dated June 19, 2012

 SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

INDIA GLOBALIZATION CAPITAL, INC.

Date: June 25, 2012	By:	/s/ John Selvaraj
John Selvaraj
Treasurer, Principal Accounting and Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Purchase Agreement dated as of June 21, 2012, by and between Linxi H&F Economic and Trade Co. Ltd. (“PRC Ironman”) and Mr. Yinxing Lu

99.1	Press Release dated June 19, 2012